Exhibit 3.31

CAROLINAS JV HOLDINGS GENERAL, LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement of Carolinas JV Holdings General, LLC is made as of the 19th day of March, 2008.

Section 1. Name of Company. The name of the limited liability company is Carolinas JV Holdings General, LLC (the “Company”).

Section 2. Principal Place of Business. The principal place of business of the Company is 5811 Pelican Bay Blvd., Suite 500, Naples, FL 34108.

Section 3. Formation. The Company was organized as a Delaware limited liability company under Section 18-201 of the Delaware Limited Liability Act (the “LLC Law”) by the filing of the Certificate of Formation (the “Certificate”) on March 19, 2008 with the Delaware Department of State (the “Company Organization Date”).

Section 4. Business of the Limited Liability Company. The purpose of the Company is to engage in any lawful business purpose. The Company has the authority to do all things necessary or convenient to accomplish this purpose and operate its business.

Section 5. Name and Address of the Sole Member. Health Management Associates, Inc. is the sole member of the Company (the “Sole Member”). The Sole Member’s address is 5811 Pelican Bay Blvd., Suite 500, Naples, FL 34108.

Section 6. Capital Contributions; Units. On the Company Organization Date, the Sole Member made a capital contribution of $1.00 to the Company and in exchange the Sole Members was issued 10,000 units in the Company representing the Sole Member’s 100% ownership interest in the Company. The Sole Member’s units may, but need not, be evidenced by unit certificates in such form as the Sole Member may from time to time prescribe. If unit certificates are issued, the number of units held by the Sole Member shall be designated on the unit certificate. Unit certificates, if any, shall be signed by the Sole Member or an officer of the Company and registered in such manner, if any, as the Sole Member may prescribe.

Section 7. Term. The Company began on the date of filing of the Certificate and shall continue unless and until terminated by the Sole Member.

Section 8. Management. The Company shall be managed by the Sole Member who shall control the business and affairs of the Company in accordance with the LLC Law. The Sole Member may appoint a President, Senior Vice President, Secretary, and such other individuals as the Sole Member deems appropriate to such other offices of the Company as the Sole Member deems necessary in order to carry on the business of the Company.

Section 9. Banking. All funds of the Company shall be deposited in the name of the Company in such checking, money market, cash management or other types of depository or investment accounts maintained by financial institutions including, but not limited to, savings banks, investment banks, brokerage houses or money managers, as may be designated by the Sole Member. All withdrawals from such accounts shall be signed by such person(s) as are authorized by the Sole Member in banking resolutions executed by Sole Member with respect to any such account.

Section 10. Limitation of Liability; Indemnity.

(a) The Sole Member will not be personally liable for monetary damages for any action taken as a member, or for any failure to take any action, and the Sole Member is not liable for any debts, obligations or liabilities of the Company whether arising in tort, contract or otherwise, solely by reason of being a member.

(b) The Company shall indemnify, defend and hold harmless the Sole Member, and the Company’s officers and managers and the heirs, beneficiaries, legal representatives, successors and assigns of each officer and manager of the Company and the Sole Member (each, an “Indemnified Party”) to the maximum extent permitted by applicable law from and against any and all actual or alleged losses, claims, damages, liabilities, costs or expenses of any nature whatsoever, including attorneys’ fees, arising out of or in connection with any action taken or omitted by the Indemnified Party pursuant to authority granted by or otherwise in connection with this Agreement. Any indemnity under this Section shall be paid out of, and to the extent of, Company assets only, including insurance proceeds if available.

(c) All expenses reasonably incurred by an Indemnified Party in connection with a threatened or actual action or proceeding with respect to which such Indemnified Party is or may be entitled to indemnification under this Section 9 shall be advanced or promptly reimbursed by the Company to such Indemnified Party in advance of the final disposition of such action or proceeding upon receipt of an undertaking by such Indemnified Party or on such Indemnified Party’s behalf to repay the amount of such advances, if any, as to which such Indemnified Party is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent such advances exceed the indemnification to which such Indemnified Party is entitled.

(d) No repeal or amendment of this Section 9, insofar as it reduces the extent of the indemnification of any person who could be an Indemnified Party shall, without the written consent of such person, be effective as to such person with respect to any event, act or omission occurring or allegedly occurring prior to (a) the date of such repeal or amendment if on that date such person is not serving in any capacity for which such person could be an Indemnified Party or (b) the thirtieth (30th) day following delivery to such person of written notice of such amendment as to any capacity in which such person is serving on the date of such repeal or amendment for which such person could be an Indemnified Party. No amendment of the LLC Law shall, insofar as it reduces the permissible extent of the right of indemnification of an Indemnified Party under this Section 9, be effective as to such Indemnified Party with respect to any event, act or omission occurring or allegedly occurring prior to the effective date of such amendment. This Section 9 shall be binding on any successor to the Company, including any limited liability company, corporation or other entity which acquires all or substantially all of the Company’s assets.

(e) The Company may, but need not, maintain insurance insuring the Company or persons entitled to indemnification under this Section 9 for liabilities against which they are entitled to indemnification under this Section 9 or insuring such persons for liabilities against which they are not entitled to indemnification under this Section 9.

(f) The indemnification provided by this Section 9 shall not be deemed exclusive of any other rights to which any person covered hereby may be entitled other than pursuant to this Section 9. The Company is authorized to enter into agreements with any such person or persons providing them rights to indemnification or advancement of expenses in addition to the provisions therefor in this Section 9 to the full extent permitted by law.

(g) The Company, in such instances and to such extent as shall be determined by the Sole Member, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which the Company may indemnify and advance expenses to the Sole Member and the Company’s officers and managers under this Section 9; and the Company may indemnify and advance expenses to persons who are not or were not employees or agents of the Company, but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of such person’s status as such a person to the same extent that the Company may indemnify and advance expenses to the Sole Member and the Company’s officers and managers under this Section 9.

Section 11. Miscellaneous

(a) Adoption and Effect of this Agreement. The Sole Member hereby adopts this Agreement as the limited liability company agreement of the Company pursuant to the LLC Law.

(b) Captions. The captions used in this Agreement are inserted for convenience only and are not part of this Agreement.

(c) Governing Law. This Agreement and the obligations of the Sole Member hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws.

(d) Severability. If any provisions of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the extent permitted by law.

(e) Default Rules. Except as expressly provided otherwise in this Agreement, the Company shall be governed by the LLC Law, including all of the statutory default provisions contained therein.

(f) Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Section,” refers to the specified Section of this Agreement; and (v) the term “including” means including but not limited to.

(signature page follows)

IN WITNESS WHEREOF, the Sole Member executes this Limited Liability Company Agreement as of the date first written above for the purpose of adopting it as the limited liability company agreement of Carolinas JV Holdings General, LLC.

HEALTH MANAGEMENT ASSOCIATES, INC.

By:	/s/ Timothy R. Parry
Timothy R. Parry, Senior Vice President